MarketWise Reports Net Revenue of $83.4 Million and Net Income of $14.0 Million for Fourth Quarter 2025; Q4 Billings Increase 42% YoY; Beats FY 2025 Guidance for Billings and CFFO; Raises FY 2026 Guidance; Increases Regular Dividend by 25%, FY 2026 Dividend Target of $1.80 per Class A Share; Board Resumes $50M Share Buyback Program

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for fourth quarter 2025.(1)
Fourth Quarter 2025 Highlights(1)
•Total net revenue was $83.4 million in the fourth quarter 2025 (1)
▪Total Billings were $78.9 million in fourth quarter 2025, a year-over-year increase of 42%
▪Net income was $14.0 million in fourth quarter 2025
▪Cash from Operating Activities for fourth quarter 2025 improved $18.2 million compared to fourth quarter 2024. On a year to date basis, CFFO improved by $68.1 million compared to the year ended December 31, 2024.
▪Cash and cash equivalents were $70.1 million as of December 31, 2025, and no debt outstanding.
▪Announced on March 3, 2026 quarterly and special dividend totaling $0.45 per Class A share projecting FY26 dividends of $1.80 per Class A Share.
(1)    Net Revenue (a GAAP measure) represents Billings that are recognized over the term of the subscription, which can be multiple years. Billings are amounts invoiced to customers in the period and is thus indicative of the current operating environment and demand for our products.

“FY 2025 was our strongest year of Billings growth since going public in 2021, capped off by terrific Q4 results with Billings increasing 42% year over year and 24% higher than last quarter”, said MarketWise CEO Dr. David Eifrig. “This growth in Billings, coupled with ongoing efficiency initiatives, drove solid cash flow for the year with CFFO of over $40M for FY 2025, which was over a $60M improvement compared to FY 2024. With these results, we beat our FY 2025 guidance for both Billings and CFFO, by a substantial margin. I am grateful to our over 400 employees for their dedication in delivering high-quality, trustworthy, investment research and software tools to our over 2 million subscribers.”
“These strong results, coupled with our confidence in our go-forward strategy, led to the Board decision to increase our regular dividend to Class A Shareholders by 25%. With this increase to the dividend, the annualized dividend yield is over 13%, based on current stock prices. We remain committed to being excellent stewards of our owner’s capital through dividends, share buybacks, and prudent investments in the business.”
Eifrig continued, “As I have mentioned before, a bit over a year ago we made the decision to increase the prices we charge on many of our investment research products and software tools. This shift has resulted in higher revenue per user and better overall margins. As a result, paid subscriber totals have become a less meaningful driver given our focus on efficient growth, renewal efforts, and maximizing life-time values. We are continuing to see an overall improvement in our customer mix, where roughly 50% of our paid subscribers have a cumulative lifetime spend of over $1000.”

“At a more strategic and macro level, I have been asked by folks recently regarding how AI might impact our business. In short, we are excited about the opportunities that AI unlocks for us for a couple primary reasons. First, in a world where data, news, and research have been commoditized, our customers look to our analysts and editors more than ever to make sense of the rapidly evolving investing landscape. Over our 25-year history, we have provided trustworthy, independent financial research to millions of self-directed investors. Some of these customers have been with us for decades. Trust earned over time is a competitive advantage. Second, we are incorporating AI functionality into our investing tools and software. We believe these two elements will be an advantage for us in a competitive environment.”
Eifrig concluded, “Last November we provided preliminary Targets for FY 2026 which was Billings of $290M and CFFO of $45M. Things are off to a good start in 2026 with year to date Billings through February tracking around 10% higher than last year. As such, we are increasing our FY 2026 Guidance to be Billings of $300M and CFFO of $50M. I remind investors that the timing of product launches and marketing campaigns can have a significant impact on results and cash balances from one quarter to another. Thus, it is useful to view our business across a few quarters or on a full year basis. I am enthusiastic about the strategy and plans in place to continue our momentum and create value for our shareholders. I look forward to providing updates as things progress.”
Full Year 2025 Highlights(1)
▪Paid Subscribers were 374 thousand as of December 31, 2025 compared with 506 thousand as of December 31, 2024
▪Total net revenue was $328.1 million for full year 2025 compared with $408.7 million for full year 2024 (1)
▪Total Billings was $271.2 million for full year 2025 compared with $239.1 million for full year 2024
▪Net income was $64.0 million for full year 2025 compared with $93.1 million for full year 2024
▪Cash from Operating Activities (“CFFO”) was $46.0 million for full year 2025 compared with $(22.2) million for full year 2024

Our summary results and selected financial data are as follows:

(Unaudited, in millions, except per share data or otherwise noted)	4Q 2024	1Q 2025	2Q 2025	3Q 2025	4Q 2025	TTM 4Q 2025
Paid Subscribers (in thousands)	506	473	394	379	374	N/M
Total net revenue	$97.5	$83.5	$80.0	$81.3	$83.4	$328.1
New "Marketing" Billings (1)	$37.0	$51.3	$41.6	$48.7	$57.5	$199.1
Net "Renewal" Billings (2)	$16.0	$18.3	$15.4	$14.1	$17.5	$65.4
Other Billings (3)	$2.4	$0.8	$1.2	$0.8	$3.9	$6.7
Total Billings	$55.4	$70.5	$58.2	$63.7	$78.9	$271.2
ARPU (in dollars)	$394	$419	$474	$566	$670	$670
Net income	$26.4	$16.8	$15.3	$17.9	$14.0	$64.0
CFFO (4)	$6.0	$1.7	$17.8	$2.2	$24.2	$46.0
Adjusted CFFO	$6.0	$1.7	$17.8	$2.2	$24.2	$46.0
Free Cash Flow	$6.1	$1.5	$17.5	$1.7	$23.7	$44.4

Earnings per share - basic	$1.09	$0.43	$0.55	$0.60	$0.79	$2.41
Earnings per share - diluted	$1.08	$0.41	$0.53	$0.58	$0.76	$2.31

Regular dividends per Class A share (5)	$0.20	$0.20	$0.20	$0.20	$0.20	$0.80
Special dividends per Class A share (5)	$—	$0.60	$0.10	$0.20	$0.20	$1.10
Total dividends per Class A share (5)	$0.20	$0.80	$0.30	$0.40	$0.40	$1.90

Class A Shares (6)	2.0	2.3	2.4	2.5	2.4	2.4
Class B Shares (6)	14.0	13.7	13.6	13.6	13.6	13.6
Total Shares (6)	16.0	16.1	16.0	16.1	16.1	16.0

(1) Includes billings from all new subscription sales to new and existing subscribers.
(2) Includes billings attributable to renewal and maintenance fee payments. Excludes Membership sales.
(3) Includes primarily billings from Revenue Share, Advertising, and Conferences.
(4) CFFO will fluctuate from quarter to quarter based on inherent variability in our business (2Q and 4Q tend to be higher; 1Q and 3Q, lower). CFFO can also be impacted by timing of product launches, marketing campaigns and discreet working capital items.

(5) Dividends prior to April 2, 2025 have been retroactively adjusted to give effect to the 1-for-20 reverse stock split. Does not include the regular or special dividends totaling $0.40 declared on October 30, 2025. See dividend guidance in the “Full Year 2026 Targets” section below.

(6) Excludes Management and Sponsor Earnout Shares. Amount in the TTM 4Q 2025 column is the average of the last four quarters
N/M - Not Meaningful

Net Revenue versus Billings
Net Revenue represents cash received by the Company for the sale of subscriptions which are then recognized as revenue for GAAP purposes over the term of the subscription, or up to 5 years. Cash received by the company is recorded as Deferred Revenue on the Balance Sheet until such amounts are recognized as Net Revenue. Given the deferred nature of revenue recognition, there can be a significant lag between when cash is received by the Company and when revenue is recognized in the Income Statement. To illustrate, Net Revenue recognized in FY 2025 included the significant cash sales from 2021 and 2022. As such, Net Revenue may not be indicative of the current trajectory or operating environment of the Company. In contrast, Billings, represent current period cash sales by the Company which is reflective of the current, real-time operating activity of the Company. The disconnect between Net Revenue and the current trajectory of the Company can be observed in our 2025 results. Specifically, Net Revenue declined 19.7% from FY 2024 to FY 2025 whereas Billings, the actual cash sales of the business, increased 13.4%. We expect a similar dynamic to occur in FY 2026 where Net Revenue will decline while customer sales activity and Billings increase. Beginning in FY 2027, when the significant sales years of 2021 and 2022 are fully recognized as Net Revenue, we expect a more intuitive relationship between Net Revenue and Billings.
Selected Operational and Financial Supplemental Information
We are providing the additional information below to provide further context on results and trends.
Subscriber Composition Trends
As of December 31, 2025, the Company had 2.4 million active free and paid subscribers. Part of the Company’s acquisition strategy is to convert active free subscribers to paid subscribers. As of December 31, 2025, the Company had 374 thousand paid subscribers, which is relatively flat compared to September 30, 2025.
As previously disclosed, the Company’s strategy has pivoted since mid-2024 to focus on higher priced products. Thus, while the paid subscriber count has declined over the last 2-years in absolute terms, the quality and lifetime value of the subscribers have increased.
As illustrated in the chart below, the customer mix has steadily improved with 65% of customers as of December 31, 2025, having a lifetime spend of over $500. In contrast, the majority of customer churn is from the lower value tiers as those cohorts continue to decline as a percent of the total.
This positive mix shift and improvement in customer quality has contributed to the sales growth and margin expansion experienced over the last several quarters.

Billings
After several quarters of Billings declines, the Company experienced an inflection point in 4Q 2024 with a return to sequential Billings growth. Other than the favorable spike in Billings in 1Q 2025, Billings have continued a steady increase with 4Q 2025 Billings representing more than a 40% year over year increase in the 4th Quarter.
For FY 2025, Billings were $271.2 million compared to $239.1 million for FY 2024.
Further, as illustrated in the chart below, there has been a historical correlation between our Billings and share price. The correlation, however, has decoupled in recent quarters.
We remain focused on driving higher Billings, coupled with margin expansion, which we believe will increase intrinsic value over time.

Cash from Operating Activities
CFFO was $24.2 million for Q4 2025 which was an improvement of $18.2 million compared to Q4 2024. For FY 2025, CFFO was $46.0 million compared to CFFO of ($22.2) million for FY 2024, or an improvement of over $68.1 million.
Based on the nature of our business, and as illustrated in the chart below, CFFO fluctuates from quarter to quarter. Specifically, Q2 and Q4 tend to have higher CFFO while Q1 and Q3 tend to have lower CFFO. The amount of CFFO in any given quarter is impacted by the timing of product launches, marketing campaigns, and discrete working capital items.
Given this variability, we believe it is useful to evaluate CFFO trends over multiple quarters, or a full year.

Balance Sheet and Capital Structure
As of December 31, 2025, the Company holds cash and cash equivalents of $70.1 million, compared to $50.5 million as of September 30, 2025. The $20 million increase in cash balances is due to strong Cash from Operating Activities in the 4th quarter of 2025 which were partially offset by dividends paid in the quarter.
Partnership tax distributions to MarketWise, LLC’s partners, which arise from our corporate structure, totaled $49.8 million for FY 2025.

Tax distribution payments were significant in FY 2025 due to the timing of taxable income which arose from the Billings in prior years.
For FY 2026, we expect these tax distributions to decline significantly to approximately $35 million, or nearly $15 million lower than FY 2025. Similar to the timing of tax distribution payments in FY 2025, we expect FY 2026 tax distributions to be higher in the first half of the year and lower in the second half. As such, due to the timing of tax distribution payments and the higher working capital needs in the first quarter of each year, we expect overall cash balances to decline in the first half of 2026 before increasing in the second half of 2026.
MarketWise Inc.’s Class A common stock trades on the Nasdaq Global Market under the symbol "MKTW." As of December 31, 2025, the Company had 2,445,010 Class A common shares and 13,612,641 Class B common shares issued and outstanding, totaling 16,057,651 Class A and Class B common shares. When determining the market capitalization or equity value of the Company, we believe it is appropriate to include the total of the Class A and Class B common shares. Net Income attributable to noncontrolling interests on the Income Statement is primarily associated with these B shares and is a result of our corporate structure.
As previously announced, the Board of Directors authorized a stock repurchase program of our Class A common stock. Since April 2025, the Company has repurchased 209,726 shares for $3.4 million. The Company suspended repurchases effective October 30, 2025, after receiving the Proposal described below. The program remains authorized and the Company plans to resume repurchases after filing its FY25 annual report.
On October 29, 2025, the Company announced that it had received a proposal from Monument & Cathedral Holdings, LLC (collectively with its affiliates, “M&C”) to acquire all of the outstanding equity interests of the Company and MarketWise, LLC that are not owned by M&C, for cash consideration of $17.25 per share (the “Proposal”), contingent upon the termination of the Company’s tax receivable agreement. On February 17, 2026, M&C withdrew its Proposal after feedback from the Special Committee of the Company’s Board of Directors that its offer price per share undervalued the Company’s stock. The Special Committee of the Company’s Board of Directors carefully evaluated the Proposal, consistent with its fiduciary duties and in consultation with independent legal and financial advisors, with a focus on maximizing value for shareholders.
The Company remains committed to its standalone strategy of driving sustainable growth in high-margin subscription sales, enhancing operational efficiency, and returning capital to shareholders through dividends and share repurchases.
On March 3, 2026, we announced that our Board of Directors declared a regular cash dividend and a special cash dividend to holders of Class A common stock of $0.25 and $0.20 per share, respectively. The quarterly cash dividend of $0.25 per share represents a 25% increase. The regular and special dividend totaling $0.45 per share represents a 13% projected cash dividend yield at current share prices. A comparable distribution of $0.25 per unit has also been approved to holders of MarketWise, LLC units. The dividend and distribution will be paid on March 31, 2026. The Record Date is March 18, 2026.
Note that the special dividends referenced above arise from the previously mentioned tax distribution payments to noncontrolling interests, and represent the proportionate payment to Marketwise, Inc. To the extent the proportionate payment to Marketwise, Inc. exceeds the amounts required for corporate income taxes, any excess may be distributed to Class A shareholders in the form of dividends. Given the mechanical nature of the tax distribution payments, we expect the quarterly special dividends to continue. The amounts, however, may vary.
FY 2026 Targets
Our strategic plans and initiatives are built around bringing high-quality investing ideas and tools to our customers at a dynamic and volatile time for markets. Our focus will continue to be on delivering high-quality products to our customers, in an efficient manner, which we believe will drive both top line growth and margin expansion next year. Further, we intend to continue our disciplined approach to capital allocation with a mix of dividends, share repurchases, and prudent investments in our business.
For FY 2026, our targets are as follows:

•Billings of approximately $300 million for FY 2026, which is growth of approximately 10% from FY 2025 Billings.
•CFFO of approximately $50 million for FY 2026 which is nearly a 10% YoY increase as compared to FY 2025
•Dividends to the publicly traded Class A shares of $1.80 per share, inclusive of the recently announced 25% increase in the quarterly regular dividend, and a $0.20 per share per quarter special dividend.
Again, these forward-looking targets are based on trends and market conditions as they exist currently, and actual results may differ materially. In the case of dividends, amounts are subject to the ongoing approval by our Board of Directors.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 25 years of operating history, MarketWise serves a community of millions of free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings are defined as amounts invoiced to customers.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
In addition to our results determined in accordance with GAAP, we believe that the below non-GAAP financial measures are useful in evaluating operating performance. We use the below non-GAAP financial measures, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Management uses these non-GAAP measures internally to evaluate performance and make operating decisions, and we believe they provide a meaningful perspective to investors when used in conjunction with our GAAP results.
These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of other GAAP financial measures, such as cash flow from operations, operating cash flow margin, and net income. Some of the limitations of using these non-GAAP measures are that these metrics may be calculated differently by other companies in our industry.
Adjusted CFFO is defined as cash flow from operations (“CFFO”) plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about our ability to generate cash, and for internal planning and forecasting purposes.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.
Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. We define capital expenditures as purchases of property and equipment plus capitalized software development costs. Acquisitions are not included in capital expenditures.
We believe Free Cash Flow is a useful indicator that provides information to management and investors about the cash generated by the business that is available for discretionary purposes, such as dividends and strategic investments.
Non-GAAP Measures
The following table provides a reconciliation of net cash provided by (used in) operating activities to Adjusted CFFO, and net cash provided by operating activities margin as a percentage of total net revenue to Adjusted CFFO Margin, net cash provided by (used in) operating activities to Free Cash Flow, in each case, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”):

(In thousands)	Fourth Quarter			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Net cash provided by (used in) operating activities	$24,214	$5,985	304.6%	$45,958	$(22,150)	(307.5)%
Total net revenue	83,394	97,478	(14.4)%	328,122	408,701	(19.7)%
Net cash provided by (used in) operating activities margin	29.0%	6.1%		14.0%	(5.4)%

Adjusted CFFO	$24,214	$5,985	304.6%	$45,958	$(22,150)	(307.5)%
Billings	78,854	55,355	42.5%	271,195	239,083	13.4%
Adjusted CFFO margin	30.7%	10.8%		16.9%	(9.3%)

Net cash provided by (used in) operating activities	$24,214	$5,985	304.6%	$45,958	$(22,150)	(307.5)%
Capital expenditures	(529)	107	(594.4)%	(1,567)	(681)	130.1%
Free Cash Flow	$23,685	$6,092	288.8%	$44,391	$(22,831)	(294.4)%
NM: Not meaningful

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “target,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; current macroeconomic events, including heightened inflation, rise in interest rates and the potential for an economic recession; failure to comply with laws and regulations or other regulatory action or investigations, including the Investment Advisers Act of 1940, as amended; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

	Year Ended December 31,
	2025	2024	2023
Net revenue	$325,708	$405,357	$443,245
Related party revenue	2,414	3,344	4,937
Total net revenue	328,122	408,701	448,182
Operating expenses:
Cost of revenue (1)	44,335	50,663	56,802
Sales and marketing (1)	130,954	160,707	198,592
General and administrative (1)	78,293	90,712	125,176
Research and development	8,814	9,908	8,831
Depreciation and amortization	2,186	2,753	3,821
Impairment losses	380	4,445	2,583
Related party expense	564	525	572
Total operating expenses	265,526	319,713	396,377
Income from operations	62,596	88,988	51,805
Other income (expense), net	1,040	2,085	(611)
Interest income, net	2,963	5,288	4,904
Income before income taxes	66,599	96,361	56,098
Income tax expense	2,558	3,253	1,803
Net income	64,041	93,108	54,295
Net income attributable to noncontrolling interests	58,421	86,049	52,513
Net income attributable to MarketWise, Inc.	$5,620	$7,059	$1,782

(1) Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item

Table 2. Balance Sheet

(in thousands, except share and per share data)	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$70,140	$97,876
Accounts receivable	5,722	1,876
Prepaid expenses	10,799	10,051
Related party receivables	838	547
Deferred contract acquisition costs	43,388	57,214
Other current assets	814	1,269
Total current assets	131,701	168,833
Property and equipment, net	453	592
Operating lease right-of-use assets	6,684	3,182
Intangible assets, net	3,813	4,673
Goodwill	30,043	30,043
Deferred contract acquisition costs, noncurrent	34,678	42,121
Deferred tax assets	11,007	10,071
Total assets	$218,379	$259,515
Liabilities and stockholders’ deficit
Current liabilities:
Trade and other payables	$3,868	$4,011
Related party payables	509	338
Accrued expenses	33,221	23,272
Deferred revenue and other contract liabilities	183,798	217,973
Operating lease liabilities	908	1,629
Other current liabilities	11,900	12,985
Total current liabilities	234,204	260,208
Deferred revenue and other contract liabilities, noncurrent	185,754	209,013
Related party TRA liability, noncurrent (Note 12)	4,260	2,669
Other liabilities, noncurrent	2,611	2,811
Operating lease liabilities, noncurrent	5,175	2,738
Total liabilities	432,004	477,439
Commitments and Contingencies	—	—
Stockholders’ deficit:
Common stock - Class A, par value of $0.0001 per share, 47,500,000 shares authorized; 2,445,010 and 1,978,013 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	—	—
Common stock - Class B, par value of $0.0001 per share, 15,000,000 shares authorized; 13,612,641 and 13,994,498 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	1	1
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	101,945	106,691
Accumulated other comprehensive income	36	56
Accumulated deficit	(113,664)	(119,284)
Total stockholders’ deficit attributable to MarketWise, Inc.	(11,682)	(12,536)
Noncontrolling interest	(201,943)	(205,388)
Total stockholders’ deficit	(213,625)	(217,924)
Total liabilities and stockholders’ deficit	$218,379	$259,515

Table 3. Cash Flows

	Year ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net income	$64,041	$93,108	$54,295
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,186	2,753	3,821
Impairment and other charges	380	4,445	2,583
Stock-based compensation	11,106	12,202	23,384
Change in fair value of contingent consideration	(1,194)	507	—
Change in fair value of derivative liabilities – other	—	—	1,779
Deferred taxes	954	2,872	1,803
Unrealized (gains) losses on foreign currency	(20)	(18)	23
Other gains	(2,250)	—	—
Noncash lease expense	3,172	2,053	2,135
(Gain) loss on sale of business	—	(2,030)	1,583
Changes in operating assets and liabilities:
Accounts receivable	(3,805)	2,652	(488)
Related party receivables and payables, net	1,074	2,622	(2,284)
Prepaid expenses	(748)	(746)	2,420
Other current assets and other assets	455	1,190	1,533
Deferred contract acquisition costs	20,490	63,468	31,329
Trade and other payables	(123)	3,470	(200)
Accrued expenses	9,949	(31,769)	9,065
Deferred revenue	(56,092)	(162,093)	(67,092)
Derivative liabilities	—	—	(3,060)
Operating lease liabilities	(3,312)	(1,446)	(1,501)
Other current and long-term liabilities	(305)	(15,390)	1,300
Net cash provided by (used in) operating activities	45,958	(22,150)	62,428
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	—	(170)
Purchases of property and equipment	(391)	(133)	(65)
Capitalized software development costs	(1,176)	(548)	(1,662)
Net cash used in investing activities	(1,567)	(681)	(1,897)
Cash flows from financing activities:
Proceeds from issuance of common stock	418	301	678
Shares and restricted stock units withheld to pay taxes	(2,360)	(1,368)	(6,032)
Repurchases of stock	(3,379)	(10,803)	—
Dividends paid	(4,776)	(1,506)	(5,744)
Distributions to members	—	—	—
Tax distributions to noncontrolling interests	(49,838)	(9,564)	(3,353)
Other distributions to noncontrolling interests	(12,172)	(11,518)	(49,502)
Net cash used in financing activities	(72,107)	(34,458)	(63,953)
Effect of exchange rate changes on cash	(20)	(9)	21
Net decrease in cash, cash equivalents and restricted cash	(27,736)	(57,298)	(3,401)
Cash, cash equivalents and restricted cash — beginning of period	97,876	155,174	158,575
Cash, cash equivalents and restricted cash — end of period	$70,140	$97,876	$155,174

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